Exhibit (17)(c)
Dreyfus New York Insured Tax Exempt Bond Fund

Investing for income exempt from federal, New York state and New York city income taxes

PROSPECTUS May 1, 1999

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 Contents

                                  THE FUND
----------------------------------------------------
What every investor
should know about            2    Goal/Approach
the fund
                             3    Main Risks

                             4    Past Performance

                             5    Expenses

                             6    Management

                             7    Financial Highlights

                                  YOUR INVESTMENT
--------------------------------------------------------------------
Information
for managing your            8    Account Policies
fund account
                            11    Distributions and Taxes

                            12    Services for Fund Investors

                            14    Instructions for Regular Accounts

                                  FOR MORE INFORMATION
-------------------------------------------------------------------------------
Where to learn more
about this and other              Back Cover
Dreyfus funds

The Fund

Dreyfus New York Insured Tax Exempt Bond Fund
---------------------------------------------
Ticker Symbol: DNYBX

GOAL/APPROACH

The fund seeks to maximize current income exempt from federal, New York state and New York city personal income taxes, as is consistent with the preservation of capital. To pursue this goal, the fund normally invests substantially all of its assets in investment grade municipal bonds the interest from which is exempt from federal, New York state and New York city personal income taxes. These bonds will be insured as to the timely payment of principal and interest by recognized insurers of municipal bonds, such as Ambac Assurance Corporation, Financial Guaranty Insurance Company, Financial Security Assurance, Inc. and MBIA Insurance Corporation.

Either the issuer or underwriter of a particular municipal bond or the fund itself will obtain an insurance policy from an insurer that insures the timely payment of principal and interest on the bond in the event of a default. The insurance policy does not insure the market value of the bond or the fund's share price.

The portfolio manager buys and sells bonds based on credit quality, financial outlook and yield potential. Bonds with deteriorating credit quality are potential sell candidates, while those offering higher yields are potential buy candidates.

INFORMATION ON THE FUND'S RECENT STRATEGIES AND HOLDINGS CAN BE FOUND IN THE CURRENT ANNUAL/SEMIANNUAL REPORT (SEE BACK COVER).

Concepts to understand

MUNICIPAL BONDS: debt securities that provide income free from federal income taxes. Municipal bonds are typically divided into two types:

   o GENERAL OBLIGATION BONDS, which are secured by the full faith and credit of the issuer and its taxing power

   o REVENUE BONDS, which are payable from the revenues derived from a specific revenue source, such as charges for water and sewer service or highway tolls

MAIN RISKS

Prices of bonds tend to move inversely with changes in interest rates. While a rise in rates may allow the fund to invest for higher yields, the most immediate effect is usually a drop in bond prices, and therefore in the fund's share price as well. As a result, the value of your investment in the fund could go up and down, which means that you could lose money.

Other risk factors could have an effect on the fund's performance:

   o if an issuer fails to make timely interest or principal payments or there is a decline in the credit quality of a bond, or perception of a decline, the bond's value could fall, potentially lowering the fund's share price

   o    New York's economy and revenues underlying municipal bonds may decline

   o investing primarily in a single state may make the fund's portfolio securities more sensitive to risks specific to the state

   o municipal bond insurance is intended to reduce financial risk, but the cost of the insurance will reduce the yield on the bond and the fund's returns

Although the fund's objective is to generate income exempt from federal, New York state and New York city income taxes, interest from some of its holdings may be subject to the alternative minimum tax. In addition, the fund occasionally may invest in taxable bonds and/or municipal bonds that are exempt only from federal personal income tax.

Other potential risks

The fund, at times, may invest in certain derivatives. Derivatives range from the conventional, such as futures and options, to the more exotic, such as inverse floaters. Derivatives can be illiquid and highly sensitive to changes in their underlying security, interest rate or index, and as a result can be highly volatile. A small investment in certain derivatives could have a potentially large impact on the fund's performance.

The fund is non-diversified, which means that a relatively high percentage of the fund's assets may be invested in a limited number of issuers. Therefore, its performance may be more vulnerable to changes in the market value of a single issuer or a group of issuers.

PAST PERFORMANCE

The two tables below show the fund's annual returns and its long-term performance. The first table shows you how the fund's performance has varied from year to year. The second compares the fund's performance over time to that of the Lehman Brothers 10-Year Municipal Bond Index, an unmanaged total-return performance benchmark. Both tables assume reinvestment of dividends and distributions. As with all mutual funds, the past is not a prediction of the future.
                        --------------------------------------------------------
                        Year-by-year total return AS OF 12/31 EACH YEAR (%)

                        BEST QUARTER:             Q2 '89         +6.87%

                        WORST QUARTER:            Q1 '94         -5.55%
                        --------------------------------------------------------
                        Average annual total return AS OF 12/31/98

                                              1 Year      5 Years      10 Years
                        -------------------------------------------------------

                        FUND                  5.38%       4.49%          6.94%

                        LEHMAN BROTHERS
                        10-YEAR MUNICIPAL
                        BOND INDEX            6.48%       6.22%          8.22%


What this fund is -- and isn't

This fund is a mutual fund: a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.

EXPENSES

As an investor, you pay certain fees and expenses in connection with the fund, which are described in the table below. Shareholder transaction fees are paid from your account. Annual fund operating expenses are paid out of fund assets, so their effect is included in the share price. The fund has no sales charge
(load).

                       --------------------------------------------------------
                       Fee table

                       SHAREHOLDER TRANSACTION FEES
                       % OF TRANSACTION AMOUNT

                       Maximum redemption fee                             1.00%

                       CHARGED ONLY WHEN SELLING SHARES YOU
                       HAVE OWNED FOR LESS THAN 15 DAYS
                       --------------------------------------------------------

                       ANNUAL FUND OPERATING EXPENSES
                       % OF AVERAGE DAILY NET ASSETS

                       Management fees                                      xx%
                       12b-1 fee                                            xx%
                       Other expenses                                       xx%
                       --------------------------------------------------------
                       TOTAL                                                XX%
                       --------------------------------------------------------
                       Expense example

                       1 Year      3 Years           5 Years          10 Years
                       --------------------------------------------------------
                        $XXX        $XXX              $XXX             $XXX

                        This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. The figures shown would be the same whether you sold your shares at the end of a period or kept them. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

MANAGEMENT FEE: the fee paid to The Dreyfus Corporation for managing the fund. Unlike the arrangements between most investment advisers and their funds, Dreyfus pays all fund expenses except for brokerage fees, taxes, interest, fees and expenses of the independent directors, Rule 12b-1 fees and extraordinary expenses.

12B-1 FEE: the fee paid to Dreyfus Service Corporation, an affiliate of The Dreyfus Corporation, for shareholder service and to the fund's distributor for shareholder service and promotional expenses. For Investor shares, the fee is paid out of the fund's assets on an ongoing basis; over time this will increase the cost of your investment and may cost you more than paying other types of sales charges.

MANAGEMENT

The fund's investment adviser is The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages one of the nation's leading mutual fund complexes, with more than $121 billion in more than 160 mutual fund portfolios. Dreyfus is the mutual fund business of Mellon Bank Corporation, a broad-based financial services company with a bank at its core. With more than $350 billion of assets under management and $1.7 trillion of assets under administration and custody, Mellon provides a full range of banking, investment and trust products and services to individuals, businesses and institutions. Its mutual fund companies place Mellon as the leading bank manager of mutual funds. Mellon is headquartered in Pittsburgh, Pennsylvania.

The Dreyfus asset management philosophy is based on the belief that discipline and consistency are important to investment success. For each fund, the firm seeks to establish clear guidelines for portfolio management and to be systematic in making decisions. This approach is designed to provide each fund with a distinct, stable identity, and offers the potential for measuring performance and volatility in consistent ways.

Richard J. Moynihan is the fund's primary portfolio manager, a position he has held since October 1996. Mr. Moynihan joined Dreyfus in 1973 where, since August 1994, he has served as Director of Municipal Portfolio Management.

Concepts to understand

YEAR 2000 ISSUES: the fund could be adversely affected if the computer systems used by Dreyfus and the fund's other service providers do not properly process and calculate date-related information from and after January 1, 2000.

Dreyfus is working to avoid year 2000-related problems in its systems and to obtain assurances from other service providers that they are taking similar steps. In addition, issuers of securities in which the fund invests may be adversely affected by year 2000-related problems. This could have an impact on the value of the fund's investments and its share price.

FINANCIAL HIGHLIGHTS

This table describes the fund's performance for the fiscal periods indicated. "Total return" shows how much your investment in the fund would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These figures have been independently audited by Ernst & Young LLP, whose report, along with the fund's financial statements, is included in the annual report.

                             YEAR ENDED DECEMBER 31,

                                               1998           1997           1996           1995          1994
---------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

Net asset value, beginning of period           11.37          11.19          11.68          10.66         12.04

Investment operations:
      Investment income -- net                   .49            .50            .54            .59           .60
      Net realized and unrealized gain
      (loss) on investments                      .11            .30           (.31)          1.02         (1.39)

Total from investment operations                 .60            .80            .23           1.61          (.79)

Distributions:

      Dividends from investment
      income -- net                             (.49)          (.50)          (.54)          (.59)         (.59)

      Dividends from net realized gain
      on investments                            (.16)          (.12)          (.18)            --            --

Total distributions                             (.65)          (.62)          (.72)          (.59)         (.59)

Net asset value, end of period                 11.32          11.37          11.19          11.68         10.66

Total return (%)                                5.38           7.41           2.12          15.38         (6.62)
---------------------------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to
average net assets (%)                          1.02            .99           1.02            .99           .98

Ratio of net investment income
to average net assets (%)                       4.28           4.47           4.78           5.20          5.31

Decrease reflected in above expense ratios
due to undertakings by manager (%)               --             --             --             --            .01

Portfolio turnover rate (%)                    44.69         116.40          84.24          31.13         12.79
---------------------------------------------------------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)        122,124        135,822        142,837        157,317       151,696

Your Investment

ACCOUNT POLICIES

Buying shares

YOU PAY NO SALES CHARGES to invest in this fund. Your price for fund shares is the fund's net asset value per share (NAV), which is generally calculated as of the close of trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time) every day the exchange is open.

YOUR ORDER WILL BE PRICED at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. When calculating its NAV, the fund's investments are valued by an independent pricing service approved and supervised by the fund's board. Because the fund seeks tax-exempt income, it is not recommended for purchase in IRAs or other qualified retirement plans.

                       --------------------------------------------------------
                       Minimum investments      Initial      Additional
                       --------------------------------------------------------

                       REGULAR ACCOUNTS         $2,500       $100
                                                             $500 FOR
                                                             TELETRANSFER
                                                             INVESTMENTS

                       DREYFUS AUTOMATIC          $100       $100
                       INVESTMENT PLANS

                        All investments must be in U.S. dollars. Third-party checks cannot be accepted. You may be charged a fee for any check that does not clear. Maximum TeleTransfer purchase is $150,000 per day.

Third-party investments

If you invest through a third party (rather than directly with Dreyfus), the policies and fees may be different than those described here. Banks, brokers, 401(k) plans, financial advisers and financial supermarkets may charge transaction fees and may set different minimum investments or limitations on buying or selling shares. Consult a representative of your plan or financial institution if in doubt.

Selling shares

YOU MAY SELL SHARES AT ANY TIME. Your shares will be sold at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. Any certificates representing fund shares being sold must be returned with your redemption request. Your order will be processed promptly and you will generally receive the proceeds within a week.

BEFORE SELLING RECENTLY PURCHASED SHARES, please note that:

   o if the fund has not yet collected payment for the shares you are selling, it may delay sending the proceeds for up to eight business days or until it has collected payment

   o if you are selling or exchanging shares you have owned for less than 15 days, the fund may deduct a 1% redemption fee (not charged on shares sold through the Automatic Withdrawal Plan or Dreyfus Auto-Exchange Privilege, or on shares acquired through dividend reinvestment

                        --------------------------------------------------------
                        Limitations on selling shares by phone

                        Proceeds
                        sent by                   Minimum          Maximum
                        --------------------------------------------------------
                        CHECK                   NO MINIMUM    $150,000 PER DAY

                        WIRE                    $1,000        $250,000 FOR JOINT
                                                              ACCOUNTS EVERY 30
                                                              DAYS

                        TELETRANSFER            $500          $250,000 FOR JOINT
                                                              ACCOUNTS EVERY 30
                                                              DAYS


Written sell orders

Some circumstances require written sell orders along with signature guarantees. These include:

   o amounts of $1,000 or more on accounts whose address has been changed within the last 30 days

   o    requests to send the proceeds to a different  payee or address

Written sell orders of $100,000 or more must also be signature guaranteed.

A SIGNATURE GUARANTEE helps protect against fraud. You can obtain one from most banks or securities dealers, but not from a notary public. For joint accounts, each signature must be guaranteed. Please call us to ensure that your signature guarantee will be processed correctly.

ACCOUNT POLICIES (CONTINUED)

General policies

UNLESS YOU DECLINE TELEPHONE PRIVILEGES on your application, you may be responsible for any fraudulent telephone order as long as Dreyfus takes reasonable measures to verify the order.

THE FUND RESERVES THE RIGHT TO:

   o refuse any purchase or exchange request that could adversely affect the fund or its operations, including those from any individual or group who, in the fund's view, is likely to engage in excessive trading (usually defined as more than four exchanges out of the fund within a calendar year)

   o refuse any purchase or exchange request in excess of 1% of the fund's total assets

   o change or discontinue its exchange privilege, or temporarily suspend this privilege during unusual market conditions

   o     change its minimum investment amounts

   o delay sending out redemption proceeds for up to seven days (generally applies only in cases of very large redemptions, excessive trading or during unusual market conditions)

The fund also reserves the right to make a "redemption in kind" -- payment in portfolio securities rather than cash -- if the amount you are redeeming is large enough to affect fund operations (for example, if it represents more than 1% of the fund's assets).

Small account policies

To offset the relatively higher costs of servicing smaller accounts, the fund charges regular accounts with balances below $2,000 an annual fee of $12. The fee will be imposed during the fourth quarter of each calendar year.

The fee will be waived for: any investor whose aggregate Dreyfus mutual fund investments total at least $25,000; IRA accounts; accounts participating in automatic investment programs; accounts opened through a financial institution.

If your account falls below $500, the fund may ask you to increase your balance. If it is still below $500 after 30 days, the fund may close your account and send you the proceeds.

DISTRIBUTIONS AND TAXES

THE FUND USUALLY PAYS ITS SHAREHOLDERS dividends from its net investment income once a month, and distributes any net capital gains that it has realized once a year. Your distributions will be reinvested in the fund unless you instruct the fund otherwise. There are no fees or sales charges on reinvestments.

THE FUND ANTICIPATES THAT VIRTUALLY ALL OF ITS INCOME DIVIDENDS will be exempt from federal, New York state and New York city personal income taxes. However, any dividends and capital gains from taxable investments are taxable as ordinary income, whether or not you reinvested them. The tax status of any distribution is the same regardless of how long you have been in the fund and whether you reinvest your distributions or take them in cash. In general, distributions are federally taxable as follows:

                       --------------------------------------------------------
                       Taxability of distributions

                       Type of               Tax rate for   Tax rate for
                       distribution          15% bracket    28% bracket or above
                       --------------------------------------------------------
                        INCOME               GENERALLY       GENERALLY
                        DIVIDENDS            TAX EXEMPT      TAX EXEMPT

                        SHORT-TERM           ORDINARY        ORDINARY
                        CAPITAL GAINS        INCOME RATE     INCOME RATE

                        LONG-TERM
                        CAPITAL GAINS        10%             20%

The tax status of your dividends and distributions will be detailed in your annual tax statement from the fund.

Because everyone's tax situation is unique, always consult your tax professional about federal, state and local tax consequences.

Taxes on transactions

Except in tax-advantaged accounts, any sale or exchange of fund shares, including through the checkwriting privilege, may generate a tax liability.

The table at right also can provide a guide for your potential tax liability when selling or exchanging fund shares. "Short-term capital gains" applies to fund shares sold up to 12 months after buying them. "Long-term capital gains" applies to shares sold after 12 months.

SERVICES FOR FUND INVESTORS

Automatic services

BUYING OR SELLING SHARES AUTOMATICALLY is easy with the services described below. With each service, you select a schedule and amount, subject to certain restrictions. You can set up most of these services with your application or by calling 1-800-645-6561.

                        --------------------------------------------------------
                        For investing

                        DREYFUS AUTOMATIC      For making automatic investments
                        ASSET BUILDER(reg.tm)  from a designated bank account.

                        DREYFUS PAYROLL        For making automatic investments
                        SAVINGS PLAN           through a payroll deduction.

                        DREYFUS GOVERNMENT     For making automatic investments
                        DIRECT DEPOSIT         from your federal employment,
                        PRIVILEGE              Social Security or other regular
                                               federal government check.

                        DREYFUS DIVIDEND       For automatically reinvesting the
                        SWEEP                  dividends and distributions from
                                               one Dreyfus fund into another
                                              (not available for IRAs).
                        --------------------------------------------------------

                        For exchanging shares

                        DREYFUS AUTO-          For making regular exchanges
                        EXCHANGE PRIVILEGE     from one Dreyfus fund into
                                               another.
                        --------------------------------------------------------

                        For selling shares

                        DREYFUS AUTOMATIC      For making regular withdrawals
                        WITHDRAWAL PLAN        from most Dreyfus funds.


Dreyfus Financial Centers

Through a nationwide network of Dreyfus Financial Centers, Dreyfus offers a full array of investment services and products. This includes information on mutual funds, brokerage services, tax-advantaged products and retirement planning.

Our experienced financial consultants can help you make informed choices and provide you with personalized attention in handling account transactions. The Financial Centers also offer informative seminars and events. To find the Financial Center nearest you, call 1-800-499-3327.

Checkwriting privilege

YOU MAY WRITE REDEMPTION CHECKS against your account in amounts of $500 or more. These checks are free; however, a fee will be charged if you request a stop payment or if the transfer agent cannot honor a redemption check due to insufficient funds or another valid reason. Please do not postdate your checks or use them to close your account.

Exchange privilege

YOU CAN EXCHANGE $500 OR MORE from one Dreyfus fund into another. You can request your exchange in writing or by phone. Be sure to read the current prospectus for any fund into which you are exchanging. Any new account established through an exchange will have the same privileges as your original account (as long as they are available). There is currently no fee for exchanges, although you may be charged a sales load when exchanging into any fund that has one.

Dreyfus TeleTransfer privilege

TO MOVE MONEY BETWEEN YOUR BANK ACCOUNT and your Dreyfus fund account with a phone call, use the Dreyfus TeleTransfer privilege. You can set up TeleTransfer on your account by providing bank account information and following the instructions on your application.

The Dreyfus Touch(reg.tm)

FOR 24-HOUR AUTOMATED ACCOUNT ACCESS, use Dreyfus Touch. With a touch-tone phone, you can easily manage your Dreyfus accounts, obtain information on other Dreyfus mutual funds and get current stock market quotes.

INSTRUCTIONS FOR REGULAR ACCOUNTS

TO OPEN AN ACCOUNT

In Writing

Complete the application.

Mail your application and a check to:
   The Dreyfus Family of Funds
   P.O. Box 9387,
   Providence, RI 02940-9387

By Telephone

WIRE Have your bank send your investment to The Bank of New York, with these instructions:

   * ABA# 021000018

   * DDA# 8900052198

   * the fund name

   * your Social Security or tax ID number

   * name(s) of investor(s)

Call us to obtain an account number. Return your application.

Automatically

WITH AN INITIAL INVESTMENT Indicate on your application which automatic service(s) you want. Return your application with your investment.

WITHOUT ANY INITIAL INVESTMENT Check the Dreyfus Step Program option on your application. Return your application, then complete the additional materials when they are sent to you.

Via the Internet

COMPUTER Visit the Dreyfus Web site http://www.dreyfus.com and follow the instructions to download an account application.

TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check.

Mail the slip and the check to:

   The Dreyfus Family of Funds
   P.O. Box 105,
   Newark, NJ 07101-0105

WIRE Have your bank send your investment to The Bank of New York, with these instructions:

   * ABA# 021000018
   * DDA# 8900052198
   * the fund name
   * your account number
   * name(s) of investor(s)

ELECTRONIC CHECK Same as wire, but insert "1111" before your account number.

TELETRANSFER Request TeleTransfer on your application. Call us to request your transaction.

ALL SERVICES Call us to request a form to add any automatic investing service (see "Services for Fund Investors"). Complete and return the forms along with any other required materials.

TO SELL SHARES

Write a redemption check OR letter of instruction that includes:

   * your name(s) and signature(s)
   * your account number
   * the fund name
   * the dollar amount you want to sell
   * how and where to send the proceeds

Obtain a signature guarantee or other documentation, if required (see "Account Policies -- Selling Shares").

Mail your request to:
   The Dreyfus Family of Funds
   P.O. Box 9671,
   Providence, RI 02940-9671

WIRE Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be wired to your bank.

TELETRANSFER Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be sent to your bank by electronic check.

CHECK Call us to request your transaction. A check will be sent to the address of record.

DREYFUS AUTOMATIC WITHDRAWAL PLAN Call us to request a form to add the plan. Complete the form, specifying the amount and frequency of withdrawals you would like.

Be sure to maintain an account balance of $5,000 or more.

To reach Dreyfus, call toll free in the U.S.

1-800-645-6561

Outside the U.S. 516-794-5452

Make checks payable to:

   THE DREYFUS FAMILY OF FUNDS

You also can deliver requests to any Dreyfus Financial Center. Because processing time may vary, please ask the representative when your account will be credited or debited.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

NOTES

For More Information

                        Dreyfus New York Insured Tax Exempt Bond Fund
                        ------------------------------

                        SEC file number:  811-4884

                        More information on this fund is available free upon request, including the following:

                        Annual/Semiannual Report

                        Describes the fund's performance, lists portfolio holdings and contains a letter from the fund's manager discussing recent market conditions, economic trends and fund strategies that significantly affected the fund's performance during the last fiscal year.

                        Statement of Additional Information (SAI)

                        Provides more details about the fund and its policies. A current SAI is on file with the Securities and Exchange Commission (SEC) and is incorporated by reference (is legally considered part of this prospectus).

To obtain information:

BY TELEPHONE Call 1-800-645-6561

BY MAIL  Write to:
   The Dreyfus Family of Funds
   144 Glenn Curtiss Boulevard
   Uniondale, NY 11556-0144

BY E-MAIL  Send your request to info@dreyfus.com

ON THE INTERNET Text-only versions of fund documents can be viewed online or downloaded from:

   SEC
   http://www.sec.gov

   DREYFUS
   http://www.dreyfus.com

You can also obtain copies by visiting the SEC's Public Reference Room in Washington, DC (phone 1-800-SEC-0330) or by sending your request and a duplicating fee to the SEC's Public Reference Section, Washington, DC 20549-6009.

(c) 1999, Dreyfus Service Corporation                                 577P0599